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Exhibit 99(a)



Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE                   CONTACT: DAVID A. KAUER
                                                 VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER
                                                 (614) 792-0468

               INSILCO CORPORATION REPORTS SECOND QUARTER RESULTS

         COLUMBUS, OHIO, JULY 23, 1998 -- INSILCO CORPORATION (NASDAQ:INSL) today reported net income of $4.4 million, or $1.02 per diluted share, for its second quarter ended June 30, 1998, compared to $11.2 million, or $1.14 per diluted share, for the 1997 second quarter. Sales for the 1998 second quarter were $170.0 million, compared to $169.7 million recorded in the year ago second quarter.

         The 1998 second quarter results included expenses of $1.3 million related to the previously announced merger between Insilco and an affiliate of DLJ Merchant Banking. The Company also reported a significant increase in its effective tax rate for the quarter, to 53% versus 38% in the 1997 second quarter, resulting from the fact that certain expenses to be incurred in connection with the pending merger will not be deductible for tax purposes.

         For the six months ended June 30, 1998, the Company reported income from continuing operations of $7.2 million, or $1.69 per diluted share, compared to $15.6 million, or $1.58 per diluted share, for the six months ended June 30, 1997. Sales were $287.3 million for the first six months of 1998, compared to $276.2 million recorded in the first six months of 1997.

CEO COMMENTS

         "Our core automotive heat exchanger businesses posted solid results for the second quarter," said Insilco Chairman and CEO, Robert L. Smialek. "Sales at our German heat exchanger tubing unit were also up quite sharply in the quarter. However, earnings growth for the Group was held back by weak sales at the Company's heat exchanger equipment unit which in recent years has had a significant portion of its sales in developing countries in Asia. In addition, performance for our Automotive Components Group was affected by the seasonal shutdown of a major automotive OEM, which occurred a week earlier than last year and, due to this timing difference, reduced our second quarter sales. The General Motors strike had only a marginal impact on the Group in the quarter. A prolonged strike will impact Thermalex, our unconsolidated joint venture, which generates a substantial portion of its revenue from GM."

         "Our technologies businesses were impacted in the second quarter by the general slowdown in electronics components markets. This is compared to a very strong quarter in the prior year when both our wire and cable assembly unit and our power transformer unit posted sales growth in excess of 14%. We do


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not believe this slowdown is indicative of a long-term trend and is largely a result of the industry-wide inventory correction in the global electronics markets. Despite this general slowdown, our data grade connector sales were up over 7% from the prior year's quarter, reflecting strength in European sales and strong demand from a major domestic telecommunications customer. We also look forward to accelerating revenues from new product releases throughout the balance of 1998."

         "As we reported in May, we were very pleased with the $25.2 million judgment in connection with our Taylor Publishing unit's lawsuit against Jostens. However, despite higher sales at Taylor, litigation expenses associated with the lawsuit, as well as higher than anticipated delivery costs for spring yearbook production impacted Taylor's second quarter results. Having concluded the lawsuit, and having completed the multi-year reengineering at Taylor with significant investments in digital pre-press technologies, we are optimistic about our ability to compete more effectively in the future."

         "Insilco's second quarter earnings per share were affected by the substantial merger related expenses. "Excluding the impact of this item, diluted earnings per share in this year's second quarter would have been $0.30 higher."

         "We look forward to closing our transaction with DLJ Merchant Banking shortly after our Special Shareholders Meeting on August 13, 1998, and to pursuing growth opportunities in our target markets," concluded Smialek.

         The statements made in this press release which are not historical facts may be deemed forward looking statements, and, as such, are subject to certain risks and uncertainties. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors which could cause results to differ materially include, but are not limited to the following: delays in new product introductions, lack of market acceptance for new products, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, changes in interest rates, failure to consummate the proposed merger with an affiliate of DLJ Merchant Banking, and adverse economic conditions which could affect the amount of cash available for debt servicing and capital investments. Further information concerning factors that could cause actual results to differ materially from those in the forward looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K/A No. 2 for the year ended December 31, 1997, Form 10-Q/A No. 1 for the quarter ended March 31, 1998. Copies of these filings may be obtained by contacting the Company or the SEC.

         Insilco Corporation, based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in excess of $500 million in 1997.

Investor Relations Contact: At the Company call David A. Kauer, Chief Financial Officer or Stephen J. Smith, Treasurer at (614) 792-9468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.